UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2014

ID PERFUMES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-52675 (Commission File Number)	20-8837626 (IRS Employer Identification No.)

1250 E. Hallandale Beach Blvd
Suite 402
Hallandale, FL  33009
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 454-9978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to the report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Section 1- Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 12, 2014 the Company entered into a Worldwide Distribution Agreement with Great American Beauty, Inc. (the “Agreement”).  Under the terms of the Agreement, the Company has granted to Great American Beauty (“GAB”) the exclusive worldwide rights to sell, market, promote and distribute the “Adam Levine” branded fragrances and toiletries (the “Products”).  The term of the Agreement is for a period of one year and will be automatically extended for additional six month terms unless cancelled by either party.

Pursuant to the terms and conditions of the Agreement, GAB is required to use its best efforts to sell and promote the Products.  GAB will be required to maintain or obtain suitable facilities for storage and distribution of the Products and obtain any and all consents, approvals, licenses permits and similar authorization in any country or jurisdiction in which the Products are sold.

In consideration for the rights to distribute the Products, GAB will pay the company a fee equal to five percent (5%) of Wholesale Net Sales and a 40% profit split based on a fully loaded monthly profit and loss basis. All payments due ID Perfumes are to be made monthly.

A copy of the Distribution Agreement is attached hereto as Exhibit 10.1.  You are urged to review the agreement in its entirety.

Also on March 12, 2014 the Company executed a Manufacturing Agreement with GAB.  The Manufacturing Agreement grants to GAB a one-time right to convert raw component inventory into finished goods. GAB will purchase the raw materials from ID Perfumes at cost of approximately $1.3 million. The Manufacturing Agreement also provides for GAB to directly purchase juice/oil from ID’s contract supplier, Givaudan.

A copy of the Manufacturing Agreement is attached hereto as Exhibit 10.2.  You are urged to review the agreement in its entirety.

Section 8- Other Events

Item 8.01 Other Events

On February 27, 2014 the Company executed a non-binding Letter of Intent with GAB which provides in part that the parties will enter into negotiations for the execution of a Stock Purchase Agreement whereby ID Perfumes will acquire all of the issued and outstanding shares of common stock of GAB.  The purchase price for the shares of GAB common stock is to be $30 million payable in cash, equity or debt or a combination of each of the foregoing.  The Letter of Intent provides for a 90 day Due Diligence Period and  for the execution of a definitive agreement within 30 days following the execution of the Due Diligence Period.  The LOI will terminate on the earlier of; 30 days following the Due Diligence Period, August 1, 2014 or the date either party terminates negotiations for the execution of a definitive agreement.

A copy of the Letter of Intent is attached hereto as Exhibit 10.3.  You are urged to review the Letter of Intent in its entirety.

Section 9- Financial Statements and Exhibits

Exhibits

Exhibit No.	Description

10.1	Worldwide Distribution Agreement between ID Perfumes and Great American Beauty, Inc.

10.2	Manufacturing Agreement between ID Perfumes and Great American Beauty, Inc.

10.3	Letter of Intent between ID Perfumes and Great American Beauty, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ID PERFUMES, INC

MArch 14, 2014	By:	/s/ Ilia Lekach
Ilia Lekach
Chief Executive Officer